Exhibit 5.3

[Letterhead of Fried, Frank, Harris, Shriver & Jacobson LLP]

March 1, 2012

Royal Caribbean Cruises Ltd.
1050 Caribbean Way
Miami, Florida 33132

Ladies and Gentlemen:

We are acting as special counsel to Royal Caribbean Cruises Ltd., a Liberian corporation (the “Company”), in connection with the Registration Statement on Form S-3, as may be amended from time to time (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the contemplated issuance by the Company from time to time, as set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and as may be set forth in one or more supplements to the Prospectus (each, a “Prospectus Supplement”) by the Company, of (i) one or more series of senior debt securities (the “Debt Securities”), which may be senior notes or debentures, or other senior evidences of indebtedness, and which may include terms permitting or requiring holders to convert or exchange their debt securities for common stock, preferred stock or other securities, (ii) shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and/or (iii) shares of the Company’s preferred stock, par value $0.01 per share (the “Preferred Stock”), which may include terms permitting or requiring holders to convert or exchange their Preferred Stock for Common Stock or other securities. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

The Debt Securities may be issued pursuant to an indenture, dated July 31, 2006, between the Company and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”) (as may be amended or supplemented from time to time, the “Indenture”), which has been filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-3, dated March 23, 2009 (File No. 333-158161), and incorporated by reference into the Registration Statement.

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed, facsimile, electronic or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents, and (iii) received such information from officers and

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representatives of the Company as we have deemed necessary or appropriate for the purposes of this opinion.

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as certified, conformed, facsimile, electronic or reproduction copies.  As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company and others.

To the extent it may be relevant to the opinion expressed below, we have assumed that (i) the Company will have sufficient authorized but unissued and unreserved shares of Common Stock and Preferred Stock on the date of any issuance of shares registered pursuant to the Registration Statement and (ii) all of the parties to the Indenture have the power and authority to enter into and perform their obligations under such Indenture and to consummate the transactions contemplated thereby, that the Indenture has been duly authorized, executed and delivered by, and constitutes a valid and binding obligation of, such parties (other than as expressly addressed in the opinion below as to the Company), enforceable against such parties in accordance with their terms, and that such parties will comply with all of their obligations under the Indenture and all laws applicable thereto.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that when (i) the Registration Statement has become effective under the Securities Act, (ii) the terms of the issuance and sale of the Debt Securities (including any Debt Securities duly issued upon the exchange or conversion of shares of Preferred Stock that are exchangeable or convertible into Debt Securities) registered pursuant to the Registration Statement have been duly authorized by the Board of Directors of the Company or an authorized committee thereof in conformity with the Company's restated articles of incorporation, as amended and restated, and by-laws, as amended and restated, and all other necessary corporate action on the part of the Company has been taken in connection therewith, (iii) any relevant supplemental indenture has been duly authorized, executed and delivered by the Company, (iv) the terms of the Debt Securities and their issuance and sale have been duly established in conformity with the Indenture, do not violate any applicable law or result in a default under or breach of any agreement or instrument then binding on the Company, and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and (v) the Debt Securities have been duly executed, authenticated and delivered against payment thereof in accordance with the terms of the Indenture and any relevant supplemental indenture and issued and sold as contemplated in the Registration Statement and/or the applicable Prospectus Supplement, such Debt Securities will constitute valid and binding obligations of the Company.

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The opinion set forth above is subject to the following qualifications:

(A)           We express no opinion as to the validity or binding effect of any provision of the Indenture relating to indemnification, contribution or exculpation to the extent limited by applicable provisions of public policy.

(B)           We express no opinion as to the validity or binding effect of any provision of the Indenture:

(i)           containing any purported waiver, release, variation, disclaimer, consent or other agreement of similar effect (all of the foregoing, collectively, a “Waiver”) by any party under any provision of the Indenture to the extent limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under, and is not prohibited by or void or invalid under, provisions of applicable law (including judicial decisions);

(ii)           related to (I) forum selection or submission to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity or binding effect of any such provision is to be determined by any court other than a court of the State of New York, or (II) choice of governing law to the extent that the validity or binding effect of any such provision is to be determined by any court other than a court of the State of New York or a federal district court sitting in the State of New York, in each case, applying the choice of law principles of the State of New York;

(iii)           specifying that provisions thereof may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of such agreement;

(iv)           purporting to give any person or entity the power to accelerate obligations without any notice to the obligor; and

(v)           which may be construed to be in the nature of a penalty.

We express no opinion as to the validity or binding effect of any provision of the Indenture (i) providing for payments thereunder in a currency other than currency of the United States of America to the extent that a court of competent jurisdiction, under applicable law, will convert any judgment rendered in such other currency into currency of the United States of America or to the extent that payment in a currency other than currency of the United States of America is contrary to applicable law, (ii) providing for governmental authority to limit, delay or prohibit the making of payments outside the United

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States or in foreign currency or composite currency or (iii) concerning the enforceability of the waiver of rights or defenses contained in the Indenture relating to waiver of stay, extension or usury laws.

The opinion set forth above is subject to the following qualifications: (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws (or related judicial doctrines) now or hereafter in effect affecting creditors’ rights and remedies generally, (ii) general principles of equity including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity, and (iii) the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors’ rights and remedies generally.

The opinion expressed herein is limited to the laws of the State of New York and to the extent relevant hereto, the laws of the Republic of Liberia, in each case as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinion expressed herein. The opinion expressed herein is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. Insofar as the opinion set forth above is governed by the laws of the Republic of Liberia, we have relied, with your consent, solely on the opinion of Watson, Farley & Williams (New York) LLP, addressed to you on March 1, 2012 and filed as Exhibit 5.1 to the Registration Statement. To the extent the opinion of Watson, Farley & Williams (New York) LLP contains conditions and limitations, we are incorporating such conditions and limitations herein.  This letter is given only as of the time of its delivery, and we undertake no responsiblity to update or supplement this letter after its delivery.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the captions “Validity of Securities” in the Prospectus and “Legal Matters” in any Prospectus Supplement. In giving these consents, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Fried, Frank, Harris, Shriver & Jacobson LLP

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP